POLICY ON DERIVATIVES

I.   OVERVIEW.

     A "derivative" is generally defined as a financial instrument or contract whose value is linked, wholly or in part, to the value of an underlying asset. Derivative instruments include, but are not limited to, futures contracts, options on securities, options on futures and structured notes.(1)

     The Heritage Family of Funds (the "Funds") are authorized to use financial derivatives in portfolio management only in accordance with, and to the extent provided by, each individual Fund's formal portfolio limitations and by this policy. Where differences prevail, the more constraining limitation shall apply. In addition, in the event that laws or regulations applicable to the Funds impose more restrictive limitations, the more restrictive limitations shall apply.

II.  PERMISSIBLE USE OF DERIVATIVES.

     The Funds may use derivatives classified as "Class B Derivates" as defined below only for hedging (i.e., risk reduction) purposes when held in a long or short position or as investments or substitutes for investment in orthodox securities when held in a long position. The Funds' use of derivatives must not result in (a) financial leverage by virtue of their usage or (b) incurring counterparty risk that is unreasonable in the context of the Fund's investment objective, policies and limitations, as well as the composition of its entire portfolio.

     Derivatives may not be illiquid at the time of acquisition and must be susceptible to reliable market valuation consistent with the requirements applicable to registered investment companies. For purposes of the preceding sentence, a derivative will be considered illiquid if it cannot be sold or disposed of in the ordinary course of business through a public or institutional market within seven days at approximately the price at which the fund has valued the asset.

III. AUTHORIZED INVESTMENTS.

     If a subadviser desires to use a particular type derivative instrument, the subadviser must obtain approval from Heritage Asset Management, Inc., the Funds' investment adviser ("Adviser") before the first use of a particular type of derivative. The subadviser must determine that the use is consistent with the Fund's investment objective, policies and limitations, as well as with this policy. Should the Adviser determine, following consultation with Fund counsel, that a particular type of derivative instrument and its intended use are not authorized by the individual Fund's policies and limitations and this policy, the Adviser must seek the consent of the Fund's Board of Trustees before


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(1)      For purposes of this policy, adjustable rate mortgages, U.S. Treasury stripped bond principal and stripped coupon interest securities, mortgage-backed securities and asset-backed securities are not considered securities.

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permitting the subadviser to use that type of instrument. In addition, the Board must approve the first use of any type of derivative included in Class B defined below.

IV.  CLASSIFICATION OF DERIVATIVES AND REPORTS TO BOARD.

     In order to implement this policy, derivative instruments shall be divided into the following categories:

     a. CLASS A DERIVATIVES. Class A derivatives are those that generally are used actively in the marketplace and whose use raises no significant issues regarding compliance, disclosure, liquidity, valuation or litigation. The use of derivatives listed in Class A below will be itemized and reported to the Boards of Trustees in connection with the Funds' reports concerning their portfolio holdings.

              Class A:
                   1. Collateralized mortgage obligations (CMOs), but not interest only, principal only or z-tranche CMOs, and
                   2.   forward contracts on international currency contracts

     b. CLASS B DERIVATIVES. Class B derivatives are those not included in Class A and may not be used without the prior consent of the Fund's Board of Trustees, even though they may be permitted by Fund's investment policies and limitations. These derivatives may involve liquidity, valuation, counterparty and other risks not associated with Class A derivatives. In order to minimize these risks, no Fund may, at any time, invest more than 5% of its total assets in the aggregate of all Class B derivatives. The use of derivatives listed in Class B shall be itemized in the quarterly written derivatives report to the Board of Trustees.

              Class B
                   1.   inverse floaters
                   2. mortgage-backed or asset-backed principal only securities
                   3. mortgage-backed or asset-backed interest only securities
                   4. floating rate or adjustable rate notes with caps, collars or floors, other than ARMs
                   5.   structured notes
                   6.   z-tranche CMOs
                   7. forward contracts (not including foreign currency contracts)
                   8.   futures contracts
                   9. option contracts (writing of options shall be limited to covered calls and cash-secured puts) and options on financial futures and forward contracts
                   10.  writing (selling) naked options
                   11.  swaps, and
                   12. positions not disclosed in the Fund's financial statements or accompanying notes

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V.   APPROVAL OF POLICY

     This policy may not be changed in any material respect without prior consultation with the Funds' Board of Trustees. The Adviser will make quarterly reports to the Funds' Board of Trustees concerning compliance by the Funds with this policy.